Exhibit 99.1

News Release	Corporate Communications 7480 Flying Cloud Drive Minneapolis, MN 55344	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Jeff Huebschen
Phone: 952-351-3087	Phone: 952-351-2929
E-mail: bryce.hallowell@atk.com	E-mail: jeff.huebschen@atk.com

ATK Issues Updated FY10 Sales, EPS, and Cash Flow Guidance

ATK Expects to Record $38 Million Non-Cash FY10 Fourth Quarter Charge

Strong Cash Flow Facilitates Additional Discretionary Cash Contribution to ATK’s Pension Plans

Minneapolis, April 8, 2010 — Alliant Techsystems (NYSE: ATK) announced today that it expects to record a non-cash charge of approximately $38 million ($24 million net of tax, or $0.71 per share) in the fourth quarter of Fiscal Year 2010 (FY10).  The non-cash charge is the result of the company’s decision to discontinue the use of trade names associated with the prior acquisitions of Thiokol in 2001, and the Mission Research Corporation (MRC) in 2004.

Separately, ATK now expects full year sales of approximately $4.8 billion, down slightly from previous expectations of $4.825 - $4.875 billion.  Excluding the impact of the charge, the company now expects FY10 full-year earnings per share from continuing operations to be near the upper end of its previously announced range of $8.80 - $8.90, due to better than expected operating margins, partially offset by the slightly lower sales (see reconciliation table for details).

ATK also announced that on March 31, 2010, it made a $150 million discretionary cash contribution to its pension plans.  As a result, ATK does not expect to make any additional cash contributions to its pension plans in FY11.  In FY10, ATK contributed a total of $300 million to its pension plans.    ATK now expects FY10 free cash flow of approximately $50 million, reflecting the additional pension contributions, partially offset by stronger than expected operating cash flow (see reconciliation table for details).

The company continues to expect FY11 pension expense of approximately $130 million, an increase of approximately $60 million from FY10.  ATK will provide additional details on its FY11 outlook when it announces FY10 fourth quarter and year-end financial results.

Earnings per Share

Earnings per share (EPS) excluding the impact of the non-cash trade name impairment charge is a non-GAAP financial measure that ATK defines as earnings per share less the impact of the trade name impairment charge. ATK management has provided this non-GAAP measure in order to provide comparability to investors from the previous guidance provided by ATK.

Projected Year Ending March 31, 2010

EPS with charge	$8.09 – 8.19
Trade name impairment charge	0.71
Previous EPS guidance	$8.80 – 8.90

Free Cash

Free cash flow is defined as cash provided by operating activities less capital expenditures.  ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchase, and acquisitions after making the capital investments required to support ongoing business operations.  ATK management uses free cash flow internally to assess both business performance and overall liquidity.

Projected Year Ending March 31, 2010

Cash provided by operating activities	$	~ 190,000
Capital expenditures	~(140,000)
Free cash flow	$	~ 50,000

ATK is a premier aerospace and defense company with more than 18,000 employees in 22 states, Puerto Rico and internationally, and revenues of approximately $4.8 billion.  News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: assumptions related to the Ares I and Ares V programs for NASA; changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company’s shares outstanding; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, share repurchases, pension funding, mergers and acquisitions and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

#          #          #